Exhibit 99.1

Contacts:	Michael Mullen (media)	Christopher Jakubik, CFA (investors)
	Michael.Mullen@kraftheinz.com	ir@kraftheinzcompany.com
KRAFT HEINZ REPORTS
FOURTH QUARTER AND FULL YEAR 2017 RESULTS

•	Q4 net sales increased 0.3%; Organic Net Sales(1) decreased 0.6%

•	Q4 net income attributable to common shareholders increased to $8.0 billion; Adjusted EBITDA(1) increased 3.2% on a constant currency basis

•	Q4 diluted EPS increased to $6.52; Adjusted EPS(1) decreased to $0.90 from $0.91 the prior year

PITTSBURGH & CHICAGO - Feb. 16, 2018 - The Kraft Heinz Company (NASDAQ: KHC) (“Kraft Heinz” or the “Company”) today reported fourth quarter and full year 2017 financial results.

“There's no question that our financial performance in 2017 did not reflect our progress or potential,” said Kraft Heinz CEO Bernardo Hees. “We made significant improvements in many of our businesses, and were able to accelerate some important business investments at the end of the year. This, together with benefits from the U.S. Tax Cuts and Jobs Act and additional investments in our capabilities, should help further advantage our brands and grow our business in 2018 and beyond.”

“Since the HR-1 Tax Cuts and Jobs Act was signed into law, we have already taken actions and are accelerating key business initiatives,” said Kraft Heinz CFO David Knopf. “This includes approximately $300 million in strategic investments to build our capabilities, our people skills and our brands; more than $800 million in capital expenditures to improve quality, safety and capacity; as well as $1.3 billion to pre-fund our post-retirement benefit plans.”

Q4 2017 Financial Summary

	For the Quarter Ended		Year-over-year Change
	December 30, 2017	December 31, 2016	Actual	Impact of Currency	Organic
	(in millions, except per share data)
Net sales	$6,877	$6,857	0.3%	0.9 pp	(0.6)%
Operating income	1,640	1,580	3.8%
Net income/(loss) attributable to common shareholders	8,003	944	747.8%
Diluted EPS	$6.52	$0.77	746.8%
Adjusted EBITDA(1)	2,015	1,937	4.0%	0.8 pp
Adjusted EPS(1)	$0.90	$0.91	(1.1)%

Net sales were $6.9 billion, up 0.3 percent versus the year-ago period, including a 0.9 percentage point benefit from currency. Organic Net Sales decreased 0.6 percent versus the year-ago period. Pricing increased 1.0 percentage points, driven by price increases in Rest of World markets and the United States. Volume/mix decreased 1.6 percentage points, primarily due to lower shipments across several categories, particularly nuts, natural cheese and cold cuts in the United States as well as cheese and coffee in Canada. This was partially offset by ongoing growth in macaroni and cheese in the United States as well as strong growth from condiments and sauces in Europe, China and Indonesia.
Net income attributable to common shareholders increased to $8.0 billion and diluted EPS increased to $6.52, primarily reflecting benefits from U.S. Tax Reform. Adjusted EBITDA increased 4.0 percent versus the year-ago period to $2.0 billion, including a favorable 0.8 percentage point impact from currency. Excluding the impact of currency, Adjusted EBITDA increased primarily due to gains from cost savings initiatives(2), lower overhead costs and favorable pricing, which was partially offset by higher input costs and lower volume/mix. Adjusted EPS decreased 1.1 percent to $0.90, mainly reflecting growth in Adjusted EBITDA that was more than offset by a higher effective tax rate versus the prior year period.

Q4 2017 Business Segment Highlights
United States

	For the Quarter Ended		Year-over-year Change
	December 30, 2017	December 31, 2016	Actual	Impact of Currency	Organic
	(in millions)
Net sales	$4,787	$4,839	(1.1)%	0.0 pp	(1.1)%
Segment Adjusted EBITDA	1,523	1,502	1.4%	0.0 pp
United States net sales were $4.8 billion, down 1.1 percent versus the year-ago period. Pricing increased 0.6 percentage points, reflecting higher pricing in cheese and seasonal items partially offset by distribution-related investments in cold cuts. Volume/mix decreased 1.7 percentage points driven by a combination of distribution losses on Planters in the club channel, lower shipments in natural cheese and service-related losses in cold cuts. This was partially offset by consumption-driven gains in macaroni and cheese as well as innovation-led growth in Lunchables, Capri Sun ready-to-drink beverages, and P3.
United States Segment Adjusted EBITDA increased 1.4 percent versus the year-ago period to $1.5 billion, driven by gains from cost savings initiatives, lower overhead costs and higher pricing. This was partially offset by unfavorable key commodity(3) costs, lower volume/mix and increased investments to support strategic growth initiatives.

Canada

	For the Quarter Ended		Year-over-year Change
	December 30, 2017	December 31, 2016	Actual	Impact of Currency	Organic
	(in millions)
Net sales	$591	$617	(4.1)%	4.5 pp	(8.6)%
Segment Adjusted EBITDA	162	151	7.1%	5.2 pp
Canada net sales were $591 million, down 4.1 percent versus the year-ago period, including a favorable 4.5 percentage point impact from currency. Organic Net Sales decreased 8.6 percent versus the year-

ago period. Pricing was flat to the prior year period while volume/mix decreased 8.6 percentage points. The decline in volume/mix primarily reflected lower inventory levels at retail versus the prior year period, the discontinuation of select cheese products and lower shipments of coffee.
Canada Segment Adjusted EBITDA increased 7.1 percent versus the year-ago period to $162 million, including a favorable 5.2 percentage point impact from currency. Excluding the impact of currency, Segment Adjusted EBITDA increased 1.9 percent as gains from cost savings initiatives more than offset the impact of lower volume/mix.
Europe(4)

	For the Quarter Ended		Year-over-year Change
	December 30, 2017	December 31, 2016	Actual	Impact of Currency	Organic
	(in millions)
Net sales	$656	$600	9.3%	8.4 pp	0.9%
Segment Adjusted EBITDA	203	189	7.4%	8.0 pp
Europe net sales were $656 million, up 9.3 percent versus the year-ago period, including an 8.4 percentage point benefit from currency. Organic Net Sales increased 0.9 percent versus the year-ago period. Pricing declined 0.9 percentage points, primarily due to changes in promotional spending levels versus the prior year in Italy, the UK and Russia. Volume/mix increased 1.8 percentage points as growth from condiments and sauces in Germany, Spain and France more than offset ongoing consumption weakness in Italy infant nutrition.
Europe Segment Adjusted EBITDA increased 7.4 percent versus the year-ago period to $203 million, including a positive 8.0 percentage point impact from currency. Excluding the impact of currency, Segment Adjusted EBITDA decreased 0.6 percentage points as gains from cost savings were more than offset by higher input costs in local currency and weak commercial performance in Italy.

Rest of World(4)(5)

	For the Quarter Ended		Year-over-year Change
	December 30, 2017	December 31, 2016	Actual	Impact of Currency	Organic
	(in millions)
Net sales	$843	$801	5.2%	(1.8) pp	7.0%
Segment Adjusted EBITDA	142	144	(0.8)%	(4.4) pp
Rest of World net sales were $843 million, a 5.2 percent increase versus the year-ago period, despite a negative 1.8 percentage point impact from currency. Organic Net Sales increased 7.0 percent versus the year-ago period. Pricing increased 5.7 percentage points, primarily driven by actions to offset higher input costs in local currency. Volume/mix was 1.3 percentage points higher as strong growth in China and Indonesia was partially offset by negative mix impacts in Australia and lower shipments in Brazil.
Rest of World Segment Adjusted EBITDA decreased 0.8 percent versus the year-ago period to $142 million, including an unfavorable 4.4 percentage point impact from currency. Excluding the impact of currency, Segment Adjusted EBITDA increased 3.6 percentage points, primarily reflecting favorable pricing and lower overhead costs that were partially offset by higher input costs in local currency.

End Notes

(1)
Organic Net Sales, Adjusted EBITDA, Constant Currency Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.

(2)	Cost savings initiatives include the Company's integration, restructuring and ongoing productivity efforts.

(3)	The Company's key commodities in the United States and Canada are dairy, meat, coffee and nuts.

(4)
In the third quarter of 2017, we announced our plans to reorganize certain of our international businesses to better align our global geographies. These plans include moving our Middle East and Africa businesses from the AMEA segment into the Europe segment, forming the Europe, Middle East, and Africa (“EMEA”) segment. The remaining AMEA businesses will become the Asia Pacific (“APAC”) segment, which will remain in Rest of World. We expect these changes to become effective in the first quarter of 2018. As a result, we expect to restate our Europe and Rest of World segments to reflect these changes for historical periods presented in the first quarter of 2018.

(5)	Rest of World is comprised of two operating segments: Latin America; and Asia Pacific, Middle East and Africa (“AMEA”).

Webcast and Conference Call Information
A webcast of The Kraft Heinz Company's fourth quarter and full year 2017 earnings conference call will be available at ir.kraftheinzcompany.com. The call begins today at 8:30 a.m. Eastern Time.

ABOUT THE KRAFT HEINZ COMPANY
The Kraft Heinz Company (NASDAQ: KHC) is the fifth-largest food and beverage company in the world. A globally trusted producer of delicious foods, The Kraft Heinz Company provides high quality, great taste and nutrition for all eating occasions whether at home, in restaurants, or on the go. The Company’s iconic brands include Kraft, Heinz, ABC, Capri Sun, Classico, Jell-O, Kool-Aid, Lunchables, Maxwell House, Ore-Ida, Oscar Mayer, Philadelphia, Planters, Plasmon, Quero, Smart Ones and Velveeta. The Kraft Heinz Company is dedicated to the sustainable health of our people, our planet and our Company. For more information, visit www.kraftheinzcompany.com.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as "expect," "advantage," "continue," "remain," "execute," "expand," "drive," "believe," "will," and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company's plans, objectives, cost savings initiatives, opportunities, capabilities, investments, execution and growth. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company's control.
Important factors that may affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, operating in a highly competitive industry; changes in the retail landscape or the loss of key retail customers; the Company’s ability to maintain, extend and expand its reputation and brand image; the impacts of the Company’s international operations; the Company’s ability to leverage its brand value; the Company’s ability to predict, identify and interpret changes in consumer preferences and demand; the Company’s ability to drive revenue growth in its key product categories, increase its market share, or add products; an impairment of the carrying value of goodwill or other indefinite-lived intangible assets; volatility in commodity, energy and other input costs; changes in the Company’s management team or other key personnel; the Company’s ability to realize the anticipated benefits from its cost savings initiatives; changes in relationships with significant customers and suppliers; the execution of the Company’s international expansion strategy; tax law changes or interpretations; legal claims or other regulatory enforcement actions; product recalls or product liability claims; unanticipated business disruptions; the Company’s ability to complete or realize the benefits from potential and completed acquisitions, alliances, divestitures or joint ventures; economic and political conditions in the United States and in various other nations in which we operate; the volatility of capital markets; increased pension, labor and people-related expenses; volatility in the market value of all or a portion of the derivatives we use; exchange rate fluctuations; risks associated with information technology and systems, including service interruptions, misappropriation of data or breaches of security; the Company’s ability to protect intellectual property rights; impacts of natural events in the locations in which we or the Company’s customers, suppliers or regulators operate; the Company’s indebtedness and ability to pay such indebtedness; the Company’s ownership structure; the impact of future sales of its common stock in the public markets; the Company’s ability to continue to pay a regular dividend; changes in laws and regulations; restatements of the Company’s consolidated financial statements; and other factors. For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission (the “SEC”). The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Non-GAAP Financial Measures
To supplement the financial information, the Company has presented Organic Net Sales, Adjusted EBITDA, Constant Currency Adjusted EBITDA, and Adjusted EPS, which are considered non-GAAP financial measures. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net sales, net income/(loss), diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations. Management believes that presenting the Company's non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.
Organic Net Sales is defined as net sales excluding, when they occur, the impact of acquisitions, currency, divestitures and a 53rd week of shipments. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of Venezuela following the Company's June 28, 2015 currency devaluation, for which the Company calculates the previous year's results using the current year's exchange rate. Organic Net Sales is a tool that can assist management and investors in comparing the Company's performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations.
Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), net, and provision for/(benefit from) income taxes; in addition to these adjustments, the Company excludes, when they occur, the impacts of depreciation and amortization (excluding integration and restructuring expenses; including amortization of postretirement benefit plans prior service credits), integration and restructuring expenses, merger costs, unrealized losses/(gains) on commodity hedges, impairment losses, losses/(gains) on the sale of a business, nonmonetary currency devaluation (e.g., remeasurement gains and losses), and equity award compensation expense (excluding integration and restructuring expenses). The Company also presents Adjusted EBITDA on a constant currency basis. The Company calculates the impact of currency on Adjusted EBITDA by holding exchange rates constant at the previous year's exchange rate, with the exception of Venezuela following the Company's June 28, 2015 devaluation of the Venezuelan bolivar and remeasurement of assets and liabilities of its Venezuelan subsidiary, for which it calculates the previous year's results using the current year's exchange rate. Adjusted EBITDA and Constant Currency Adjusted EBITDA are tools that can assist management and investors in comparing the Company's performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations.
Adjusted EPS is defined as diluted earnings per share excluding, when they occur, the impacts of integration and restructuring expenses, merger costs, unrealized losses/(gains) on commodity hedges, impairment losses, losses/(gains) on the sale of a business, nonmonetary currency devaluation (e.g., remeasurement gains and losses), and U.S. Tax Reform, and including when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. The Company believes Adjusted EPS provides important comparability of underlying operating results, allowing investors and management to assess operating performance on a consistent basis.
See the attached schedules for supplemental financial data, which includes the financial information, the non-GAAP financial measures and corresponding reconciliations to the comparable GAAP financial measures for the relevant periods.

			Schedule 1
The Kraft Heinz Company Consolidated Statements of Income (in millions, except per share data) (Unaudited)
	For the Quarter Ended		For the Year Ended
	December 30, 2017 (13 weeks)	December 31, 2016 (13 weeks)	December 30, 2017 (52 weeks)	December 31, 2016 (52 weeks)
Net sales	$6,877	$6,857	$26,232	$26,487
Cost of products sold(a)	4,470	4,398	16,529	16,901
Gross profit	2,407	2,459	9,703	9,586
Selling, general and administrative expenses(b)	767	879	2,930	3,444
Operating income	1,640	1,580	6,773	6,142
Interest expense	308	310	1,234	1,134
Other expense/(income), net	1	(10)	9	(15)
Income/(loss) before income taxes	1,331	1,280	5,530	5,023
Provision for/(benefit from) income taxes	(6,665)	336	(5,460)	1,381
Net income/(loss)	7,996	944	10,990	3,642
Net income/(loss) attributable to noncontrolling interest	(7)	—	(9)	10
Net income/(loss) attributable to Kraft Heinz	8,003	944	10,999	3,632
Preferred dividends(c)	—	—	—	180
Net income/(loss) attributable to common shareholders	$8,003	$944	$10,999	$3,452

Basic shares outstanding	1,219	1,217	1,218	1,217
Diluted shares outstanding	1,228	1,226	1,228	1,226

Per share data applicable to common shareholders:
Basic earnings/(loss) per share	$6.57	$0.78	$9.03	$2.84
Diluted earnings/(loss) per share	6.52	0.77	8.95	2.81

(a)
Integration and restructuring expenses recorded in cost of products sold were $200 million for the quarter ended December 30, 2017 ($146 million after-tax), $179 million for the quarter ended December 31, 2016 ($130 million after-tax), $324 million for the year ended December 30, 2017 ($239 million after-tax), and $711 million for the year ended December 31, 2016 ($491 million after-tax).

(b)
Integration and restructuring expenses recorded in selling, general and administrative expenses were $20 million in the quarter ended December 30, 2017 ($14 million after-tax), $52 million in the quarter ended December 31, 2016 ($38 million after-tax), $133 million in the year ended December 30, 2017 ($91 million after-tax), and $301 million in the year ended December 31, 2016 ($207 million after-tax).

(c)
On June 7, 2016, the Company redeemed all outstanding shares of our Series A Preferred Stock. Accordingly, the Company no longer pays any associated dividends, and there were no such dividend payments in 2017. Prior to the redemption, the Company made cash distributions of $180 million in the second quarter of 2016. The Company's Series A Preferred Stock entitled holders to a 9.00% annual dividend, to be paid in four dividends, in arrears on each March 7, June 7, and December 7, in cash. Concurrent with the declaration of our common stock dividend on December 8, 2015, we also declared and paid the Series A Preferred Stock dividend that would otherwise have been payable on March 7, 2016. Accordingly, there were no cash distributions related to the Series A Preferred Stock in the first quarter of 2016, resulting in only one dividend payment in 2016 prior to redemption.

				Schedule 2
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Quarter Ended (dollars in millions) (Unaudited)
	Net Sales	Impact of Currency	Organic Net Sales	Price	Volume/Mix
December 30, 2017 (13 weeks)
United States	$4,787	$—	$4,787
Canada	591	27	564
Europe	656	50	606
Rest of World	843	8	835
	$6,877	$85	$6,792

December 31, 2016 (13 weeks)
United States	$4,839	$—	$4,839
Canada	617	—	617
Europe	600	—	600
Rest of World	801	21	780
	$6,857	$21	$6,836

Year-over-year growth rates
United States	(1.1)%	0.0 pp	(1.1)%	0.6 pp	(1.7) pp
Canada	(4.1)%	4.5 pp	(8.6)%	0.0 pp	(8.6) pp
Europe	9.3%	8.4 pp	0.9%	(0.9) pp	1.8 pp
Rest of World	5.2%	(1.8) pp	7.0%	5.7 pp	1.3 pp
Kraft Heinz	0.3%	0.9 pp	(0.6)%	1.0 pp	(1.6) pp

				Schedule 3
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Year Ended (dollars in millions) (Unaudited)
	Net Sales	Impact of Currency	Organic Net Sales	Price	Volume/Mix
December 30, 2017 (52 weeks)
United States	$18,353	$—	$18,353
Canada	2,190	42	2,148
Europe	2,393	8	2,385
Rest of World	3,296	13	3,283
	$26,232	$63	$26,169

December 31, 2016 (52 weeks)
United States	$18,641	$—	$18,641
Canada	2,309	—	2,309
Europe	2,366	—	2,366
Rest of World	3,171	55	3,116
	$26,487	$55	$26,432

Year-over-year growth rates
United States	(1.5)%	0.0 pp	(1.5)%	0.4 pp	(1.9) pp
Canada	(5.2)%	1.8 pp	(7.0)%	(1.7) pp	(5.3) pp
Europe	1.1%	0.3 pp	0.8%	(0.9) pp	1.7 pp
Rest of World	3.9%	(1.5) pp	5.4%	4.6 pp	0.8 pp
Kraft Heinz	(1.0)%	0.0 pp	(1.0)%	0.5 pp	(1.5) pp

			Schedule 4
The Kraft Heinz Company Reconciliation of Net Income/(Loss) to Adjusted EBITDA (dollars in millions) (Unaudited)
	For the Quarter Ended		For the Year Ended
	December 30, 2017 (13 weeks)	December 31, 2016 (13 weeks)	December 30, 2017 (52 weeks)	December 31, 2016 (52 weeks)
Net income/(loss)	$7,996	$944	$10,990	$3,642
Interest expense	308	310	1,234	1,134
Other expense/(income), net	1	(10)	9	(15)
Provision for/(benefit from) income taxes	(6,665)	336	(5,460)	1,381
Operating income	1,640	1,580	6,773	6,142
Depreciation and amortization (excluding integration and restructuring expenses)	149	135	583	536
Integration and restructuring expenses	220	231	457	1,012
Merger costs	—	(3)	—	30
Unrealized losses/(gains) on commodity hedges	(5)	(15)	19	(38)
Impairment losses	—	—	49	53
Nonmonetary currency devaluation	—	—	—	4
Equity award compensation expense (excluding integration and restructuring expenses)	11	9	49	39
Adjusted EBITDA	$2,015	$1,937	$7,930	$7,778

Segment Adjusted EBITDA:
United States	$1,523	$1,502	$6,001	$5,862
Canada	162	151	639	642
Europe	203	189	781	781
Rest of World	142	144	617	657
General corporate expenses	(15)	(49)	(108)	(164)
Adjusted EBITDA	$2,015	$1,937	$7,930	$7,778

			Schedule 5
The Kraft Heinz Company Reconciliation of Adjusted EBITDA to Constant Currency Adjusted EBITDA For the Quarter Ended (dollars in millions) (Unaudited)
	Adjusted EBITDA	Impact of Currency	Constant Currency Adjusted EBITDA
December 30, 2017 (13 weeks)
United States	$1,523	$—	$1,523
Canada	162	8	154
Europe	203	14	189
Rest of World	142	1	141
General corporate expenses	(15)	—	(15)
	$2,015	$23	$1,992

December 31, 2016 (13 weeks)
United States	$1,502	$—	$1,502
Canada	151	—	151
Europe	189	—	189
Rest of World	144	6	138
General corporate expenses	(49)	—	(49)
	$1,937	$6	$1,931

Year-over-year growth rates
United States	1.4%	0.0 pp	1.4%
Canada	7.1%	5.2 pp	1.9%
Europe	7.4%	8.0 pp	(0.6)%
Rest of World	(0.8)%	(4.4) pp	3.6%
General corporate expenses	(68.9)%	1.2 pp	(70.1)%
Kraft Heinz	4.0%	0.8 pp	3.2%

			Schedule 6
The Kraft Heinz Company Reconciliation of Adjusted EBITDA to Constant Currency Adjusted EBITDA For the Year Ended (dollars in millions) (Unaudited)
	Adjusted EBITDA	Impact of Currency	Constant Currency Adjusted EBITDA
December 30, 2017 (52 weeks)
United States	$6,001	$—	$6,001
Canada	639	11	628
Europe	781	(13)	794
Rest of World	617	—	617
General corporate expenses	(108)	—	(108)
	$7,930	$(2)	$7,932

December 31, 2016 (52 weeks)
United States	$5,862	$—	$5,862
Canada	642	—	642
Europe	781	—	781
Rest of World	657	22	635
General corporate expenses	(164)	—	(164)
	$7,778	$22	$7,756

Year-over-year growth rates
United States	2.4%	0.0 pp	2.4%
Canada	(0.5)%	1.7 pp	(2.2)%
Europe	—%	(1.6) pp	1.6%
Rest of World	(6.1)%	(3.4) pp	(2.7)%
General corporate expenses	(34.0)%	0.4 pp	(34.4)%
Kraft Heinz	1.9%	(0.4) pp	2.3%

	Schedule 7
The Kraft Heinz Company Reconciliation of Diluted EPS to Adjusted EPS For the Quarter Ended (Unaudited)
	December 30, 2017 (13 weeks)	December 31, 2016 (13 weeks)
Diluted EPS	$6.52	$0.77
Integration and restructuring expenses(a)(c)	0.11	0.13
Merger costs(a)(b)	—	—
Unrealized losses/(gains) on commodity hedges(a)(b)	—	(0.01)
Impairment losses(a)(b)	—	—
Nonmonetary currency devaluation(a)(d)	—	0.02
U.S. Tax Reform(e)	(5.73)	—
Adjusted EPS	$0.90	$0.91

(a)	Income tax expense associated with these items is based on applicable jurisdictional tax rates and deductibility assessments of individual items.

(b)	Refer to the reconciliation of net income/(loss) to Adjusted EBITDA for the related gross expenses.

(c)	Integration and restructuring expenses included the following gross expenses:

•	Expenses recorded in cost of products sold were $200 million in 2017 and $179 million in 2016; and

•	Expenses recorded in SG&A were $20 million in 2017 and $52 million in 2016; and

•	Expenses recorded in other expense/(income), net, were income of $2 million in 2016 (there were no such expenses in 2017).

(d)	Nonmonetary currency devaluation included the following gross expenses:

•	Expenses recorded in other expense/(income), net, of $23 million in 2016 (there were no such expenses in 2017)
(e) U.S. Tax Reform included a tax benefit of $7.0 billion in 2017 related to enactment of the Tax Cuts and Jobs Act by the U.S. government on December 22, 2017. There were no such expenses in 2016.

	Schedule 8
The Kraft Heinz Company Reconciliation of Diluted EPS to Adjusted EPS For the Year Ended (Unaudited)
	December 30, 2017 (52 weeks)	December 31, 2016 (52 weeks)
Diluted EPS	$8.95	$2.81
Integration and restructuring expenses(a)(b)	0.26	0.57
Merger costs(a)(b)	—	0.02
Unrealized losses/(gains) on commodity hedges(a)(b)	0.01	(0.02)
Impairment losses(a)(b)	0.03	0.03
Nonmonetary currency devaluation(a)(c)	0.03	0.02
Preferred dividend adjustment(d)	—	(0.10)
U.S. Tax Reform(e)	(5.73)	—
Adjusted EPS	$3.55	$3.33

(a)	Income tax expense associated with these items is based on applicable jurisdictional tax rates and deductibility assessments of individual items.

(b)	Refer to the reconciliation of net income/(loss) to Adjusted EBITDA for the related gross expenses.

(c)	Nonmonetary currency devaluation included the following gross expenses:

•	Expenses recorded in cost of products sold were $4 million in 2016 (there were no such expenses in 2017); and

•	Expenses recorded in other expense/(income), net, were $36 million in 2017 and $24 million in 2016.

(d)
For Adjusted EPS, the Company presents the impact of the Series A Preferred Stock dividend payments on an accrual basis. Accordingly, the Company included adjustments to EPS to include $180 million of Series A Preferred Stock dividends in the first quarter of 2016 (to reflect the March 7, 2016 Series A Preferred Stock dividend that was paid in December 2015), and to exclude $51 million of Series A Preferred Stock dividends from the second quarter of 2016 (to reflect that it was redeemed on June 7, 2016).

(e) U.S. Tax Reform included a tax benefit of $7.0 billion in 2017 related to enactment of the Tax Cuts and Jobs Act by the U.S. government on December 22, 2017. There were no such expenses in 2016.

		Schedule 9
The Kraft Heinz Company Consolidated Balance Sheets (in millions, except per share data) (Unaudited)
	December 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$1,629	$4,204
Trade receivables, net	921	769
Sold receivables	353	129
Income taxes receivable	582	260
Inventories	2,815	2,684
Other current assets	966	707
Total current assets	7,266	8,753
Property, plant and equipment, net	7,120	6,688
Goodwill	44,824	44,125
Intangible assets, net	59,449	59,297
Other assets	1,573	1,617
TOTAL ASSETS	$120,232	$120,480

LIABILITIES AND EQUITY
Commercial paper and other short-term debt	$460	$645
Current portion of long-term debt	2,743	2,046
Trade payables	4,449	3,996
Accrued marketing	680	749
Accrued postemployment costs	51	157
Income taxes payable	152	255
Interest payable	419	415
Other current liabilities	1,178	1,238
Total current liabilities	10,132	9,501
Long-term debt	28,333	29,713
Deferred income taxes	14,076	20,848
Accrued postemployment costs	427	2,038
Other liabilities	1,017	806
TOTAL LIABILITIES	53,985	62,906
Redeemable noncontrolling interest	6	—
Equity:
Common stock, $0.01 par value	12	12
Additional paid-in capital	58,711	58,593
Retained earnings/(deficit)	8,589	588
Accumulated other comprehensive income/(losses)	(1,054)	(1,628)
Treasury stock, at cost	(224)	(207)
Total shareholders' equity	66,034	57,358
Noncontrolling interest	207	216
TOTAL EQUITY	66,241	57,574
TOTAL LIABILITIES AND EQUITY	$120,232	$120,480